INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                             DATED DECEMBER 7, 1995

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 1993)

$100,000,000

KANSAS CITY SOUTHERN INDUSTRIES, INC.

     % DEBENTURES DUE

The     % Debentures (the "Debentures") will mature on             . Interest on
the  Debentures is payable  semiannually on                 and                ,
beginning on              . The Debentures may be redeemed at the option of  the
Company at any time on or after           , in whole or in part, at a redemption
price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the Treasury Rate (as defined herein) plus basis points, plus in each case accrued interest thereon to the date of redemption.

The Debentures will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company (the "Depository"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided in the Prospectus accompanying this Prospectus Supplement, Debentures in definitive form will not be issued. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made in immediately available funds. See "Description of Debt Securities--Same-Day Settlement and Payment" in the Prospectus accompanying this Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                  PRICE TO         UNDERWRITING     PROCEEDS TO
                                  PUBLIC(1)        DISCOUNT(2)      COMPANY(1)(3)
Per Debenture...................  %                %                %
Total...........................  $                $                $

--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from December   , 1995.
(2) The  Company  has  agreed  to indemnify  the  Underwriters  against  certain
    liabilities   under   the  Securities   Act   of  1933,   as   amended.  See
    "Underwriting."
(3) Before deducting expenses payable by the Company estimated to be $      .

The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Debentures will be delivered in book-entry form only, on or about December , 1995, through the facilities of The Depository Trust Company.

SALOMON BROTHERS INC

                           A.G. EDWARDS & SONS, INC.

                                                        FURMAN SELZ INCORPORATED

The date of this Prospectus Supplement is             , 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

    As a result of the recent public offering of common stock of one of the Company's major subsidiaries, DST Systems, Inc. ("DST"), which reduced the Company's interest in DST, the Company is now engaged primarily in the businesses of transportation and financial asset management, conducted through its other subsidiaries. The Company's principal business activities involve operating a rail carrier system through The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary, and managing investments for mutual funds and private accounts through Janus Capital Corporation ("Janus"), an 83% owned subsidiary, and Berger Associates, Inc. ("Berger"), an 80% owned subsidiary.

                              RECENT DEVELOPMENTS

    On October 31, 1995, DST, at that time a wholly-owned subsidiary of the Company, made a public offering of its common stock. In conjunction with that offering, the Company also disposed of shares of DST common stock. As a result of these transactions, the Company's ownership interest in DST was reduced to approximately 41%.

    On November 10, 1995, the Company completed the purchase of 49% of the common stock of Mexrail, Inc. ("Mexrail"), including Mexrail's wholly-owned subsidiary, The Texas Mexican Railway Company ("Tex-Mex"), from Transportacion Maritima Mexicana, S.A. de C.V. Tex-Mex operates a rail line extending from Corpus Christi to Laredo, Texas. The purchase price of $23 million, which is subject to certain conditions, was financed through the Company's existing credit lines.

                                USE OF PROCEEDS

    Net proceeds from the sale of the Debentures will be added to the general funds of the Company and used primarily to repay debt of the Company, for intercompany loans to its subsidiaries for repayment of their indebtedness, to repurchase common stock of the Company and for other general corporate purposes. The debt to be repaid with such proceeds consists of approximately $60 million in short-term debt owed to banks under revolving credit facilities of the Company. Borrowings under the revolving credit facilities mature within one year and were used for working capital and repurchases of the Company's common stock. The interest rates on the Company's indebtedness are set at fixed rates or rates based upon bank prime rates, certificates of deposit or federal funds rates, Eurodollar rates, LIBOR rates, or competitive bid rates, as selected from time to time by the Company. The weighted average interest rate on the indebtedness to be repaid with such net proceeds is currently approximately 6.25%. None of the net proceeds will be used to refinance indebtedness of MidSouth Corporation, a former subsidiary which was merged into KCSR.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
                   (IN MILLIONS EXCEPT FOR RATIO INFORMATION)

                                        NINE MONTHS ENDED
                         NINE MONTHS
                            ENDED         SEPTEMBER 30,      YEAR ENDED                YEARS ENDED DECEMBER 31,
                        SEPTEMBER 30,   ------------------  DECEMBER 31,   ------------------------------------------------
                            1995          1995      1994        1994         1994      1993      1992      1991      1990
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
                        PRO FORMA(1)                        PRO FORMA(1)
For The Period:
Revenues:
  Transportation
   Services...........  $    407.8      $  407.8  $  377.0  $  508.5       $  508.5  $  451.1  $  369.2  $  350.1  $  350.2
  Information &
   Transaction
   Processing.........      --             353.9     297.4     --             404.3     342.2     270.5     211.1     149.8
  Financial Asset
   Management.........       176.0         176.0     133.5     188.3          188.3     162.7      97.5      41.7      19.1
  Eliminations,
   Corporate & Other..         9.6          (3.5)     (2.2)      9.8           (3.2)      5.1       4.2       7.3       8.9
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
    Total.............  $    593.4      $  934.2  $  805.7  $  706.6       $1,097.9  $  961.1  $  741.4  $  610.2  $  528.0
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
Operating Income:
  Transportation
   Services...........  $     61.7      $   61.7  $   93.6  $  124.9       $  124.9  $  116.7  $   75.3  $   67.4  $   74.3
  Information &
   Transaction
   Processing.........      --              32.7      27.0     --              34.7      31.2      17.8      26.8      21.6
  Financial Asset
   Management.........        69.6          69.6      59.8      53.1           53.1      80.0      45.7      15.8       5.6
  Eliminations,
   Corporate & Other..         2.1          (6.9)     (8.5)     (1.9)         (10.2)    (15.8)    (12.9)    (11.7)    (13.8)
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
    Total.............  $    133.4      $  157.1  $  171.9  $  176.1       $  202.5  $  212.1  $  125.9  $   98.3  $   87.7
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
Net Income............  $     59.5      $   64.8  $   88.0  $   92.3       $  104.9  $   90.5  $   63.8  $   41.9  $   41.4
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
At End of Period:
  Total Assets(2).....  $  1,997.0      $2,507.1  $2,122.4                 $2,230.8  $1,917.0  $1,248.4  $1,091.9  $1,034.0
                        -------------   --------  --------                 --------  --------  --------  --------  --------
                        -------------   --------  --------                 --------  --------  --------  --------  --------
  Long-Term Debt(2)...  $    763.8      $1,038.1  $  855.5                 $  928.8  $  776.2  $  387.0  $  317.1  $  344.9
                        -------------   --------  --------                 --------  --------  --------  --------  --------
                        -------------   --------  --------                 --------  --------  --------  --------  --------
  Stockholders'
   Equity(2)..........  $    637.5      $  696.8  $  653.5                 $  667.2  $  562.7  $  462.4  $  411.8  $  375.7
                        -------------   --------  --------                 --------  --------  --------  --------  --------
                        -------------   --------  --------                 --------  --------  --------  --------  --------
Ratio of Earnings to
 Fixed Charges(3):
Excluding Interest on
 Deposits of IFTC.....        3.17          2.93      3.74      4.15           3.28      3.68      3.40      2.88      2.58
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
                        -------------   --------  --------  ------------   --------  --------  --------  --------  --------
Including Interest on
 Deposits of IFTC.....                                3.58                     3.14      3.43      2.98      2.44      2.23
                                                  --------                 --------  --------  --------  --------  --------
                                                  --------                 --------  --------  --------  --------  --------

------------------------------
(1) On October 31, 1995, DST Systems, Inc. ("DST") and the Company effected an initial public offering for the common stock of DST. In conjunction with the offering the Company exchanged shares of its DST common stock for 1,820,000 shares of common stock of the Company held by the Company's Employee Stock Ownership Plan for the employees of DST. With the completion of these transactions, the Company owns approximately 41% of the outstanding DST common stock. The pro forma information provided herein gives effect to the public offering of the common stock of DST by the Company and DST and the use of the resulting net proceeds for each company and certain other transactions as if they occurred at the beginning of the periods presented, as more fully discussed in Part II, Item 5 of the Company's September 30, 1995 Form 10-Q (File 1-4717), which has been filed with the Securities and Exchange Commission (the "Commission") and is incorporated by reference in the Prospectus accompanying this Prospectus Supplement.

(2) Pro Forma consolidated balance sheet information as of September 30, 1995 was prepared assuming a portion of long-term debt was repaid using proceeds from the sale of DST common stock and repayment by DST of outstanding indebtedness to the Company as more fully disclosed in Part II, Item 5 of the Company's September 30, 1995 Form 10-Q (File 1-4717), which has been filed with the Commission and is incorporated by reference in the Prospectus accompanying this Prospectus Supplement.

(3) Earnings represent income available for fixed charges, less equity in undistributed earnings of less than 50% owned affiliates, plus undistributed equity in 50% owned affiliates, minority interest in consolidated subsidiaries, amortization of debt premium and costs, together with interest and one-third of rents under long-term operating leases deemed to be representative of an interest factor. Fixed charges represent interest expense together with interest capitalized and one-third of rents under long-term operating leases deemed to be representative of an interest factor. Investors Fiduciary Trust Company ("IFTC") was sold in January 1995 (as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated by reference in the Prospectus accompanying this Prospectus Supplement) and therefore a ratio for the "Including Interest on Deposits of IFTC" line item is not provided for the nine months ended September 30, 1995 or the pro forma financial data.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

    The Debentures will be issued under an Indenture (the "Indenture") dated as of July 1, 1992, between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"), which Indenture is more fully described in the Prospectus accompanying this Prospectus Supplement. The Debentures will be treated as a series of Debt Securities thereunder. The following description of the particular terms of the Debentures offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the Prospectus under the caption "Description of Debt Securities." Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference. The Debentures are part of the $200 million aggregate principal amount of Debt Securities of the Company registered under the Securities Act of 1933, as amended.

    The  Debentures will  be limited to  $100,000,000 principal  amount and will
mature on             . Interest on the Debentures will be payable  semiannually
on             and             beginning on             , at the annual rate set
forth  on the cover page of this  Prospectus Supplement to the Holders of record
thereof at the close of business on the preceding              and
respectively. The Debentures are not subject to a sinking fund.

    The Debentures will represent direct, general unsecured and unsubordinated obligations of the Company, issuable only in fully registered form, and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. At September 30, 1995, the Company had no secured indebtedness outstanding. The Company's assets consist of the stock of its subsidiaries and interests in unconsolidated affiliates. Accordingly, creditors of the Company's subsidiaries will have a claim on the assets of such subsidiaries prior to the holders of the Debentures. At September 30, 1995, the Company's subsidiaries
(exclusive of DST) had an aggregate of $189.5 million of indebtedness outstanding, of which $116.3 million was secured. In addition, the ability of the Company to pay principal of, premium, if any, and interest on the Debentures will depend on the Company's receipt of funds from its subsidiaries. KCSR, Janus, DST and Berger are not subject to any contractual restrictions on the payment of dividends. DST, now an approximately 41% owned equity investment, intends on retaining its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

    The Indenture does not contain any provisions that afford the Holders of Debt Securities of any series protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a change of control of the Company. Payment of any indebtedness outstanding under the Company's revolving credit facilities would become accelerated at the time of any change of control of the Company, as defined in those agreements. At September 30, 1995, the amount outstanding under the revolving credit facilities was approximately $263.0 million. In the third quarter of 1995, all indebtedness under the ESOP secured term loan agreements of the Company and DST, referred to in the Prospectus accompanying this Prospectus Supplement, was repaid. The Company is party to an agreement with the minority owners of Janus which may impose financial and other obligations upon the Company in the event of a change in control of the Company, as defined in such agreement. The Company also has a commitment to fund, through so-called "rabbi trusts", the payment of certain compensation and benefit continuations and severance payments of management employees in the event of defined changes in control. The aggregate amount of the Company's financial obligations under the agreements governing the rabbi trusts and the Company's investment in Janus cannot be determined in advance of any change of control event, but is expected to be material.

    In May 1995, DST, a 41% owned equity investment of the Company, entered into revolving credit facilities aggregating $250 million under which payment of any indebtedness outstanding would become accelerated at the time of any change in control of DST, as defined in those agreements. Currently there are no amounts outstanding under such revolving credit facilities. DST also has a commitment to fund, through so-called "rabbi trusts", the payment of certain compensation and benefit continuations and severance payments of management employees in the event of defined changes in control.

REDEMPTION

    The Debentures will be redeemable  as a whole or in  part, at the option  of
the  Company at any time on or after               , at a Redemption Price equal
to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus in each case, accrued interest thereon to the date of redemption, but interest installments whose Stated Maturity is on or prior to such date of redemption will be payable to the Holders of such Debentures of record at the close of business on the relevant regular record dates.

    "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the remaining Reference Treasury Dealer Quotation for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if  the Trustee  obtains fewer  than three  such Reference  Treasury  Dealer
Quotations, the average of such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc, A.G. Edwards & Sons, Inc. and Furman Selz Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Debentures to be redeemed.

    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in the Purchase Agreement (the "Purchase Agreement"), Salomon Brothers Inc, A.G. Edwards & Sons, Inc. and Furman Selz Incorporated (the "Underwriters") have severally agreed to purchase from the Company the respective principal amounts of the Debentures as set forth opposite their respective names below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
UNDERWRITER                                                         DEBENTURES
-----------------------------------------------------------------  ------------
Salomon Brothers Inc ............................................  $
A.G. Edwards & Sons, Inc.........................................
Furman Selz Incorporated.........................................
                                                                   ------------
                                                                   $100,000,000
                                                                   ------------
                                                                   ------------

    The Purchase Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to, among other things, the approval of certain legal matters by counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the Debentures to be purchased by them if any are taken. In the event of default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.

    The Underwriters initially propose to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of % of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount to certain other dealers not in excess of % of the principal amount of the Debentures. After the initial public offering, the public offering price, concession and discount may be changed.

    All secondary trading in the Debentures will settle in immediately available funds. See "Description of Debt Securities--Same Day Settlement and Payment" in the Prospectus accompanying this Prospectus Supplement.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Debentures, as permitted by applicable laws and regulations. None of the Underwriters are obligated, however, to make a market in the Debentures and any such market-making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

    Certain of the Underwriters or their affiliates perform investment banking services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters relating to the Debt Securities will be passed on for the Company by Watson & Marshall L.C., Kansas City, Missouri, and for the Underwriters by Shearman & Sterling, New York City, New York.

                                    EXPERTS

    The audited financial statements of the Company incorporated in the Prospectus accompanying this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $200,000,000
                     KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                DEBT SECURITIES

                            ------------------------

    Kansas City Southern Industries, Inc. (the "Company") may offer from time to time one or more series of its debt securities (the "Debt Securities"), in an aggregate initial offering price not to exceed $200,000,000, or the equivalent thereof if any of the Debt Securities is denominated in a foreign currency or foreign currency unit. The Debt Securities may be sold for U.S. dollars or any other currency, including composite currencies, and the principal of and any interest on the Debt Securities likewise may be payable in U.S. dollars or in any other currency, including composite currencies, in each case, as the Company specifically designates.

    Each issue of Debt Securities may vary, where applicable, as to its terms. The specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (which may be fixed or variable) or the manner of calculation of the interest rate and time of payment of interest, if any, terms for any extension or mandatory or optional redemption (including any sinking fund) or any repayment option, initial public offering price or purchase price and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, and information about any listing of the Debt Securities on a securities exchange, are set forth in the accompanying prospectus supplement (including any pricing supplement thereto, the "Prospectus Supplement").

    The Debt Securities will be unsecured general obligations of the Company and will rank PARI PASSU with all other senior (that is, unsubordinated) indebtedness of the Company. Because the Company is a holding company, however, the Debt Securities will be effectively subordinated to the claims of creditors of the Company's subsidiaries. At March 31, 1993, the Company's subsidiaries had an aggregate of $178 million of indebtedness outstanding. See "Description of Notes -- General."

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS  OR ANY SUPPLEMENT  HERETO. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Debt Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may be Merrill Lynch & Co., The First Boston Corporation and/or other agents or underwriters, acting alone or with other agents or underwriters. See "Plan of Distribution." The names of any such agents, dealers or underwriters with respect to any particular series of Debt Securities will be set forth in the Prospectus Supplement applicable thereto. If an agent of the Company or a dealer or underwriter is involved in the offering of the Debt Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" for purposes of the Securities Act of 1933.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 11, 1993.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York City, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement can be inspected at, and copies thereof can be obtained at prescribed prices from, the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024,
Washington, D.C. 20549. In addition, such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the Commission (File No. 1-4717) pursuant to the Exchange Act and are incorporated by reference and made a part of this Prospectus:

        1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992;

        2)  The Company's Current Reports on Form 8-K dated March 30, 1993.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request of such person, a copy of any and all documents incorporated herein by reference, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to Kansas City Southern Industries, Inc., 114 West Eleventh Street, Kansas City, Missouri 64105, Attention: Albert P. Mauro, telephone number (816) 556-0490.

                                  THE COMPANY

    Kansas City Southern Industries, Inc., through its operating subsidiaries, is engaged primarily in the businesses of transportation and financial services. The Company's principal business activities involve (i) operating a Class I rail carrier system; (ii) designing, maintaining and operating proprietary on-line shareowner accounting and recordkeeping data processing systems and providing related services for the mutual fund, insurance, securities transfer, pharmaceutical, banking and real estate industries; and (iii) managing investments for mutual funds and private accounts. The Company was incorporated in the State of Delaware in 1962 as part of a holding company restructuring. The principal executive offices of the Company are located at 114 West 11th Street, Kansas City, Missouri 64105, and the Company's telephone number is (816) 556-0303.

TRANSPORTATION DIVISION

    The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of the Company, operates a rail system of approximately 1,700 main and branch line route miles and approximately 2,500 total track miles in a six-state region. KCSR serves the states of Missouri, Kansas, Arkansas, Oklahoma, Louisiana and Texas and, through haulage rights, the states of Nebraska and Iowa.

    KCSR has the shortest rail route between Kansas City, Missouri, and the Gulf of Mexico, serving the ports of Beaumont and Port Arthur, Texas and New Orleans, Baton Rouge, Reserve and West Lake Charles, Louisiana. Through haulage rights, KCSR also serves the ports of Houston and Galveston, Texas. Kansas City, Missouri, as the second largest rail center in the United States, represents an important gateway for KCSR, where it interchanges freight with eight other major rail carriers. KCSR also has important interchange gateways in the cities of New Orleans and Shreveport, Louisiana and Dallas and Beaumont, Texas. The Company has proposed a major expansion of its rail system through an acquisition (see "Recent Developments").

    The Company, through subsidiary operations, owns and operates coal, petroleum coke and soda ash storage and barge and ship loading facilities located in the Port Arthur, Texas area. The Company also owns approximately three miles of deep water frontage in the same area, with direct access to the Gulf of Mexico via the Intercoastal Waterway.

    Major commodities handled by KCSR include coal, grain and other farm products, petroleum, chemicals, paper and other forest products as well as other general commodities and intermodal traffic. Coal is the principal commodity handled by KCSR (amounting to approximately 31% of KCSR revenues in 1992), through unit coal trains operating from the Powder River Basin in Wyoming and interchanged to KCSR at Kansas City, Missouri. KCSR serves six electric generating plants under long term contracts.

    Southern Leasing Corporation, a subsidiary of Southern Credit Corporation (a wholly-owned subsidiary of the Company), was formed in late 1983 and is involved in finance leasing and other forms of secured financing, generally for equipment acquisition by small to medium sized businesses.

FINANCIAL SERVICES

    DST SYSTEMS, INC.

    DST Systems, Inc. ("DST"), a wholly-owned subsidiary of the Company, together with its subsidiaries and joint ventures, designs, maintains and operates proprietary on-line shareowner accounting, record keeping and data processing systems, and associated services, primarily for the mutual fund, insurance, securities transfer, pharmaceutical, banking and real estate industries. DST also provides document design, printing, mailing and storage services for its customers. DST's financial services data center, the Winchester Data Center, located in Kansas City, Missouri, is an 82,000 square foot facility linked with more than 30,000 terminals through a dedicated telecommunications network.

    JANUS CAPITAL CORPORATION

    Janus Capital Corporation ("Janus"), headquartered in Denver, Colorado and 81% owned by the Company, provides investment advisory and management services to the Janus and IDEX mutual fund groups and certain other mutual funds, and investment management services for individual, corporate, charitable,  and  retirement  accounts.  Janus  also  manages  insurance related investment products. Janus has experienced substantial recent growth in shareholder accounts and assets under management and, at December 31, 1992, had approximately 1.5 million shareowner accounts and $15.5 billion of assets under management, compared to 799,000 accounts and $8.7 billion of assets at December 31, 1991, and 337,000 accounts a $3.1 billion of assets at December 31, 1990.

RECENT DEVELOPMENTS

    On September 21, 1992, the Company announced that it had entered into a definitive merger agreement (the "Merger Agreement") whereby a subsidiary of the Company would acquire MidSouth Corporation ("MidSouth") on certain terms and conditions. MidSouth is a railroad holding company with four wholly-owned rail subsidiaries operating over approximately 1,200 total track miles in Mississippi, Louisiana, western Alabama and western Tennessee.

    The Merger Agreement provides that the Company will acquire all of the shares of MidSouth common stock for approximately $219.3 million, payable in cash. The Company will finance the acquisition with existing funds and other credit resources. At December 31, 1992, MidSouth and its subsidiaries had total assets of $271 million and aggregate indebtedness of $139 million. If this acquisition is consummated, the Company intends to refinance MidSouth's debt as set forth under "Use of Proceeds."

    The ratio of the Company's indebtedness to the sum of its total indebtedness and total stockholders' equity (the "Debt to Equity Ratio") was 49% at December 31, 1992. If the MidSouth acquisition is consummated and financed as planned, the Debt to Equity Ratio of the Company (assuming sale of the Debt Securities offered hereby) will increase to approximately 60% and will in no event exceed 65%. The Company plans to reduce its Debt to Equity Ratio during the next two to three years to a target ratio of 50% through debt repayment and earnings retention; however, there can be no assurance that the Company will realize this objective.

    The Company and its subsidiaries own approximately 39.4% of the outstanding shares of common stock of MidSouth and continue to purchase additional shares of such stock from time to time in unsolicited market transactions. Under an agreement with MidSouth, the Company cannot acquire more than 40% of MidSouth stock, or engage in certain other transactions with respect to such stock, without MidSouth's approval.

    The acquisition has been approved by the Boards of Directors of both the Company and MidSouth and by MidSouth shareholders, but remains subject to exemption or approval by the Interstate Commerce Commission.

    Additional information about this transaction appears in the Company's Current Reports on Form 8-K dated March 30, 1993, which have been incorporated herein by reference.

                                USE OF PROCEEDS

    Net proceeds from the sale of the Debt Securities are expected to be added to the general funds of the Company and used principally to repay debt and for other general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in businesses and assets. In the event that the proposed acquisition of MidSouth is consummated (see "The Company -- Recent Developments"), however, the net proceeds will be used to refinance MidSouth's debt and to pay the prepayment penalties associated with such debt. As of December 31, 1992, the debt proposed to be repaid out of the net proceeds consisted of approximately (i) $40,000,000 of MidSouth's 11.44% senior notes,
(ii) $37,500,000 of MidSouth's 12.95% subordinated notes, and (iii) $54,100,000 of indebtedness incurred by MidSouth under term, revolving credit and other agreements currently bearing interest ranging from approximately 6.1875% to 9.855% per annum.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an indenture dated as of July 1, 1992 (the "Indenture") between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"), as shall be set forth in the Prospectus Supplement relating to the Debt Securities being offered thereby. The Indenture is filed as an exhibit to the Registration Statement. The statements made under this heading relating to the Debt Securities and the Indenture are summaries of the provisions thereof and do not purport to be complete, and, where reference is made to particular provisions of the Indenture, such provisions are incorporated by reference as a part of such summaries, which are qualified in their entirety by such references. Parenthetical references below are to the Indenture or to sections of the Trust Indenture Act of 1939, as amended (the "TIA"), certain provisions of which govern the terms of the Indenture, and, whenever any particular provision of the Indenture or the TIA or any defined term used therein is referred to, such provision or defined term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. At March 31, 1993, the Company had no secured indebtedness outstanding. The Company's assets consist of the stock of its subsidiaries and interests in unconsolidated affiliates. Accordingly, certain creditors of the Company's subsidiaries will have a claim on the assets of such subsidiaries prior to the holders of the Debt Securities. At March 31, 1993, the Company's subsidiaries had an aggregate of $178 million of indebtedness outstanding, of which $138 million was secured. In addition, the ability of the Company to pay principal of, premium, if any, and interest on the Debt Securities will depend on the Company's receipt of funds from its subsidiaries and unconsolidated affiliates. Neither KCSR nor Janus is subject to any restrictions on the payment of dividends. At December 31, 1992, DST had an aggregate of $15.6 million of indebtedness outstanding under loan agreements maturing 1996 to 1998 with covenants that, among other things, restrict DST's ability to declare dividends. Under the most restrictive of such dividend covenants, dividends by DST in each year are limited to 90% of DST's net income for such year. The amount of dividends declared by DST in 1992 was $6.0 million, or 41% of DST's 1992 net income. The Company does not presently anticipate that covenants will impair its ability to meet its payment obligations with respect to the Debt Securities.

    The Debt Securities may be issued in one or more series. The particular terms of each series of Debt Securities, as well as any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of a particular series of Debt Securities, will be described in the Prospectus Supplement relating to such series of Debt Securities. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

    Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered thereby: (1) the title of such Debt
Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined;
(4) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable; (5) the rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined; (6) the date or dates from which interest, if any, on such Debt Securities shall accrue or the method by which such date or dates shall be determined, the dates on which such interest, if any, will be payable and the Regular Record Date, if any, for the interest payable on any Registered Security of the series on any Interest Payment Date, or the method by which any such date shall be determined, and the basis on which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (7) the period or periods within which, the price or prices at which, the Currency in which and the other terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency in which and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (9) whether such Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and whether such Debt Securities are to be issuable, either temporarily or permanently, in global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a global security, the identity of the depository for such series; (10) if other than U.S. dollars, the Currency in which such Debt Securities will be denominated and in which the principal of (and premium, if any) and any interest on such Debt Securities will be payable; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (12) whether the Company or Holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency in which such Debt Securities are denominated or stated to be payable and the Currency in which such Debt Securities are to be so payable; (13) the place or places, if any, other than or in addition to New York City, New York, where the principal of (and premium, if any) and any interest on such Debt Securities shall be payable, any Registered Securities of the series may be surrendered for registration of transfer, such Debt Securities may be surrendered for exchange and notice or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served; (14) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered Securities of the series shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable; (15) the identity of the Trustee for such Debt Securities and, if other than the Trustee, the Security Registrar and the Paying Agent; (16) the inapplicability to such Debt Securities of the provisions of Article Fourteen of the Indenture described herein under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article; (17) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;
(18) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1005 of the Indenture on such Debt Securities to any Holder who is not a United States person (including any modification to the definition of such terms as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (19) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (20) the date as of which any Bearer Securities of the series and any temporary global security shall be dated if other than the date of original issuance of the first of such Debt Securities; (21) if such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form or terms of such certificates, documents or conditions; (22) the designation of the initial Exchange Rate Agent, if any; and (23) any other terms of such Debt Securities.

    The Indenture does not contain any provisions that may afford the Holders of Debt Securities of any series protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a change of control of the Company. Payment of any indebtedness outstanding under the Company's revolving credit agreement, and under the ESOP secured term loan agreements of the Company and DST, would become accelerated at the time of any change in control of the Company, as defined in those agreements. At March 31, 1993, the amount outstanding under these credit and loan agreements aggregated approximately $47.8 million. The Company is a party to an agreement with the minority owners of Janus, and DST is a party to an agreement with its joint venture partner in IFTC, which may impose financial and other obligations upon the Company and DST, respectively, in the event of a change in control of the Company, as defined in such agreements. The Company also has a commitment to fund, through so-called "rabbi trusts", the payment of certain compensation and benefit continuations and severance payments of management employees in the event of defined changes in control. The aggregate amount of the Company's financial obligations under the agreements governing the rabbi trusts and the Company's investment in Janus and IFTC cannot be determined in advance of any change-in-control event, but is expected to be material.

    The Indenture provides that the Debt Securities may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Company. (Section 301) The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Debt Securities. See "Resignation of Trustee" herein.
At a time when two or more Trustees are acting, each with respect to only certain series, the term "Debt Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting. In the event there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Debt Securities for which it is Trustee. If more than one Trustee is acting under the Indenture, then the Debt Securities (whether of one or more than one series) for which each Trustee is acting shall in effect be treated as if issued under separate indentures.

    Some of the Debt Securities may be issued as original issue discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below their stated principal amount. If any Debt Security is not to be denominated in United States dollars, certain provisions with respect thereto will be set forth in a foreign currency Prospectus Supplement, which will specify the currency or currencies, including composite currencies such as the European Currency Unit, in which the principal, premium, if any, and any interest with respect to such Debt Security are to be paid, along with any other terms relating to the non-United States dollar denomination. Federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Securities or non-United States dollar denominated Debt Securities will be described in a Prospectus Supplement relating thereto.

    The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness. Reference is made to the Prospectus Supplement related to the series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company applicable to such Debt Securities that are described herein.

    Under the Indenture, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series, in an aggregate principal amount determined by the Company. (Section 301)

DENOMINATIONS, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of

$5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indenture also provides that Debt Securities of a series may be issuable in global form. Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in the Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

    The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Trustee in New York City, New York, or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) If a Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, then the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, then the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, then the Company will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

    The Company shall not be required to i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, then the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, then the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, then the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security or portion thereof called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, thereof not to be so repaid. (Section 305)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each a "Global Security") that will be deposited with, or on behalf of, the "Depository" identified in the Prospectus Supplement, or the applicable Pricing Supplement, relating to such series. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor.

    The Depository has advised as follows: it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions in such securities between such participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

    The specific terms of the depository arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to all depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository. Such accounts will be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limit and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

SAME-DAY SETTLEMENT AND PAYMENT

    If provided in the Prospectus Supplement for a series of Debt Securities, then settlement for such Debt Securities will be made by the agents or underwriters in immediately available funds, and all payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, if provided in the Prospectus Supplement for a series of Debt Securities, such series of Debt Securities will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such series of Debt Securities will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading of the Debt Securities.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Subsidiary" means a corporation, partnership, joint venture, association or other entity a majority of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company and, to the extent not otherwise included, includes IFTC. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "Significant Subsidiary" means (i) any Subsidiary (other than Southern Credit Corporation or any of its Subsidiaries) which at the time of determination had total assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (ii) any Subsidiary which at the time of determination had revenues for the three-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 10% of the Company's total revenues on a consolidated basis for such period.

LIMITATION ON LIENS

    In the Indenture, the Company covenants that it will not nor will it permit any Significant Subsidiary to create, assume, incur or suffer to exist any Lien upon any stock or indebtedness, whether owned on the date of the Indenture or thereafter acquired, of any Significant Subsidiary (other than a Significant Subsidiary, the stock or indebtedness of which at the date of the Indenture was subject to a Lien or required to be subject to a Lien) to secure any Obligation (other than the Debt Securities) of the Company, any Subsidiary or any other Person without in any such case making effective provision whereby all of the Outstanding Debt Securities shall be directly secured equally and ratably with such Obligation, excluding, however, from the operation of the foregoing provisions any Lien upon stock or indebtedness of any corporation existing at the time such corporation becomes a Significant Subsidiary or existing or created upon stock or indebtedness of a Significant Subsidiary at the time of acquisition of such stock or indebtedness and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien; provided, however, that the principal amount of the Obligation secured thereby shall not exceed the principal amount of the Obligation so secured at the time of such extension, renewal or replacement; and provided, further, that such Lien shall be limited to all or such part of the stock or indebtedness which secured the Lien so extended, renewed or replaced. (Section 1006)

EVENTS OF DEFAULT

    The Indenture provides, with respect to any series of Debt Securities Outstanding thereunder, that the following shall constitute Events of Default:
(i) default in the payment of any interest upon or any Additional Amounts payable in respect of any Debt Security of that series or of any coupon appertaining thereto when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of or any premium on any Debt Security of that series at its Maturity; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series;
(iv) default in the performance or breach of any covenant or warranty of the Company in the Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to the Company; (v) certain events in bankruptcy, insolvency or reorganization; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) The Company is required to file with the Trustee, annually, an Officer's Certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 1004) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any default (except payment defaults on the Debt Securities) in the event the Trustee considers it in the interest of the Holders of Debt Securities to do so. (Section 601)

    If an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the Outstanding Debt Securities of that series due and payable immediately. (Section 502)

    Subject to the provisions relating to the duties of the Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of Debt Securities of such series, unless such Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with such request. (Section 507 and TIA Section 315) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series and any related coupons waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

MERGER OR CONSOLIDATION

    The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless either the Company is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities and immediately after the transaction no default shall exist. (Section 801)

MODIFICATION OR WAIVER

    Modification and amendment of the Indenture as it applies to any series of Debt Securities may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of such series; provided, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of such series affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any Debt Security, (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of or any premium payable upon the redemption of any Debt Security; (iii) change any obligation of the Company to pay Additional Amounts in respect of any Debt Security; (iv) reduce the amount of the principal of an original issue discount Debt Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (v) adversely affect any right of repayment at the option of the Holder of any Debt Security; (vi) change the place or currency of payment of principal of or any premium or interest on any Debt Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date or Repayment Date therefor; (viii) reduce the percentage in principal amount of the Outstanding Debt Securities necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum; or (ix) modify the foregoing requirements or reduce the percentage in principal amount of the Outstanding Debt Securities necessary to waive any past default. (Section 902)

    Modification and amendment of the Indenture may be made by the Company and Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided, that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto that is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(viii) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities, to cure any ambiguity, defect or inconsistency in the Indenture, provided, that such action does not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (ix) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Debt Securities, provided, that such action shall not adversely affect the interests of the Holders of any Debt Securities in any material respect. (Section 901)

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series of Debt Securities if that series are issuable as Bearer Securities. (Section 1501) A meeting may be called at any time by the Trustee and, also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. (Section 1502) Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of that series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution and at any reconvened meeting will be the persons entitled to vote a majority in principal amount of the Outstanding Debt Securities of that series; provided, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, then the Persons entitled to vote such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series, then (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt

Securities of such series that are voted in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall determine whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture. (Section 1504)

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that, unless the provisions of Article Fourteen are made inapplicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of the Indenture, then the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (ii) to be released from its obligations with respect to such Debt Securities and any related coupons under Section 1006 (being the restriction described under "Limitation on Liens") or, if provided pursuant to Section 301 of the Indenture, then its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of an amount, in such Currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404)

    "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government that issued the Foreign Currency in which the Debt Securities of a particular series are payable for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101)

    Unless otherwise provided in the Prospectus Supplement, if, after the Company has deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security or (ii) the Currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, then the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. (Section 1405) Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars. (Section
312)

    In the event the Company effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) or (vi) under "Events of Default" with respect to any covenant with respect to which there has been defeasance, the Currency and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within an particular series and any related coupons.

RESIGNATION OF TRUSTEE

    The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

THE TRUSTEE

    The Company may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Trustee in the ordinary course of business. The Trustee may also serve as trustee under other indentures covering other debt securities of the Company.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium, interest or Additional Amounts on Registered Securities issued in certificated form will be made at any office or agency to be maintained by the Company in New York City, New York, except that, at the option of the Company, payment of any interest (including Additional Amounts, if any) may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable Security Register or (ii) by wire transfer to an account maintained by the payee located inside the United States. (Sections 307, 1001 and 1002) In the case of Global Securities, such payment will be made to the Depository or its nominee in accordance with the then-existing arrangements between the Paying Agent and the Depository. See "Description of Debt Securities -- Global Securities" above. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such payment. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium, interest or Additional Amounts on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to the applicable Interest Payment Date. (Section 1001) Unless otherwise provided in an applicable Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in U.S. dollars will be made at the office of the Company's Paying Agent in New York City, New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies located outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

    Any Paying Agents located outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, then the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, then the Company will be required to maintain (i) a Paying Agent in New York City, New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided, that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, then the Company will maintain a Paying Agent in any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities being offered hereby (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to purchasers. The Prospectus Supplement sets forth the terms of the offering of the Debt Securities to which such Prospectus Supplement relates, including the name or names of the underwriters, dealers or agents, the purchase price of the securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If an underwriter or underwriters are utilized in the sale of the Debt Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Debt Securities are set forth in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Debt Securities described therein. Firms not so named will have no direct or indirect participation in the offering of such Debt Securities, although such a firm may participate in the distribution of such Debt Securities under circumstances entitling it to a dealer's commission. If any underwriter or underwriters are utilized in the sale of the Debt Securities, the underwriting agreement may provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such offered Debt Securities will be obligated to purchase all such offered Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and any such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Debt Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered is named in, and any commissions payable by the Company to such agent are described in, the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale are set forth in the Prospectus Supplement relating thereto.

    Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act.

    Underwriters, dealers and agents participating in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments such underwriters, dealers or agents may be required to make in respect thereof.

    The Debt Securities may be sold at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The Company also may offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt.

    Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales are described in the Prospectus Supplement relating thereto.

                                 LEGAL MATTERS

    The legality of the Debt Securities will be passed on for the Company by Watson, Ess, Marshall & Enggas, Kansas City, Missouri. Certain legal matters relating to the Debt Securities will be passed upon for any underwriter or agent by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The audited financial statements and financial statement schedules of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of that firm as experts in auditing and accounting.

    The audited financial statements of IFTC incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, have been so incorporated in reliance on the reports of Ernst & Young, independent auditors, given on the authority of that firm as experts in auditing and accounting.

    The audited financial statements of MidSouth Corporation incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated March 30, 1993, have been so incorporated in reliance on the reports of Arthur Andersen & Co., independent public accountants, given on the authority of that firm as experts in auditing and accounting.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBT SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
                        PROSPECTUS SUPPLEMENT

The Company...................................................... S-2
Recent Developments.............................................. S-2
Use of Proceeds.................................................. S-2
Selected Consolidated Historical and Pro Forma Financial Data.... S-3
Description of Debentures........................................ S-4
Underwriting..................................................... S-6
Legal Matters.................................................... S-6
Experts.......................................................... S-6

                             PROSPECTUS

Available Information............................................   2
Incorporation of Certain Documents by Reference..................   2
The Company......................................................   3
Use of Proceeds..................................................   4
Description of Debt Securities...................................   5
Plan of Distribution.............................................  15
Legal Matters....................................................  16
Experts..........................................................  16

$100,000,000

KANSAS CITY SOUTHERN
INDUSTRIES, INC.

   % DEBENTURES DUE
SALOMON BROTHERS INC

A.G. EDWARDS & SONS, INC.

FURMAN SELZ INCORPORATED

PROSPECTUS SUPPLEMENT

             , 1995